UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

On behalf of the Board of Directors, I cordially invite all stockholders to attend the annual meeting of Western Refining, Inc. to be held on May 19, 2009, at 9:00 a.m. MDT at the at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. Our 2008 Annual Report to stockholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding our financial results for 2008. All of these materials are also available on the Investor Relations section of our website at www.wnr.com.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,

Paul L. Foster
Chairman and Chief Executive Officer

NOTICE OF THE 2009
ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2009 Annual Meeting of Stockholders of Western Refining, Inc. (the “annual meeting”) will be held at 9:00 a.m. MDT on May 19, 2009, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At this annual meeting you will be asked to:

1.	Elect two Class I directors to hold office until the 2012 Annual Meeting of Stockholders;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2009;

3.	Vote on a stockholder proposal requesting an amendment to our equal employment opportunity policy; and

4.	Consider any other matters that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on March 30, 2009, are entitled to vote at the meeting and at any adjournment of the meeting. A list of stockholders entitled to vote at the meeting will be open for inspection during ordinary business hours at our corporate headquarters located at 123 West Mills Avenue, Suite 200, El Paso, Texas 79901, for ten days prior to the annual meeting, as well as at the Plaza Theater during the annual meeting. Our stockholders may inspect this list for any purpose related to the annual meeting.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are provided in the accompanying proxy statement. It is important that your shares be represented and voted regardless of whether or not you expect to attend the meeting in person. Therefore, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States. In addition, you have the ability to access all of our proxy materials on the Investor Relations section of our website at www.wnr.com.

By Order of the Board of Directors,

Lowry Barfield
Senior Vice President — Legal, General Counsel and
Secretary

El Paso, Texas
April 16, 2009

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND
RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES
NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
WESTERN REFINING, INC.

May 19, 2009

The Annual Meeting

Our Board of Directors is soliciting your proxy to encourage your participation in our 2009 Annual Meeting of Stockholders and to obtain your vote on each of the proposals. You may also attend the annual meeting and vote your shares directly. Your vote is important. As a result, even if you do not attend in person, we encourage you to vote by proxy.

This year we will hold our annual meeting on Tuesday, May 19, 2009, at 9:00 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully. We are first mailing this proxy statement and the proxy card to stockholders on or about April 16, 2009. We also are mailing our 2008 annual report to you with this proxy statement.

Questions and Answers About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote to elect two directors and to ratify the selection of our independent auditors. Stockholders will also vote on a stockholder proposal requesting an amendment to our equal employment opportunity policy (our “EEO Policy”).

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR the nominees for director;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2009; and

•	AGAINST the stockholder proposal requesting an amendment to our EEO Policy.

Who is entitled to vote at the annual meeting?

The Board of Directors has set March 30, 2009, as the record date for the annual meeting. If you were a stockholder at the close of business on March 30, 2009, you are entitled to vote at the annual meeting. As of the record date, 68,561,554 shares of our common stock were issued and eligible to vote at the annual meeting. There were 132 stockholders of record.

What are my voting rights?

Holders of our common stock are entitled to one vote per share, exercisable in person or by proxy. Therefore, a total of 68,561,554 votes are entitled to be cast at the annual meeting. Stockholders do not have cumulative voting rights.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least a majority of our outstanding shares of common stock as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present at the annual meeting if:

•	You are present and vote in person at the annual meeting; or

•	You have properly submitted a proxy card by mail.

Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the annual meeting. We do not, however, count broker non-votes in determining whether a quorum is present. Broker non-votes are discussed below.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card. If you hold your shares in “street name,” you must vote your shares through your brokerage firm, bank or nominee. Your brokerage firm, bank or nominee has enclosed or will otherwise provide to you a voting instruction card for your use in directing the brokerage firm, bank or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Of the three Proposals included in this proxy statement, Proposal 3, the stockholder proposal, is such a “non-discretionary” item, and absent specific voting instructions from beneficial owners, New York Stock Exchange member brokers may not vote on that proposal.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds our shares. To ensure that all of these shares are voted, each shareholder should sign and return each of his or her proxy cards.

Can I vote my shares in person at the annual meeting?

If you are stockholder of record, you may vote your shares in person by attending the annual meeting and completing a floor ballot. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting. If you are a street name holder, you may vote your shares in person at the annual meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the annual meeting.

What vote is required for the matters brought before the annual meeting?

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the annual meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditor and any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are votes counted?

One of our officers will tabulate all votes cast in person or by submission of a properly executed proxy before the closing of the polls at the annual meeting. In advance of the meeting, we will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results.

What if I sign and return my proxy card but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card, we will vote them:

•	FOR the nominees for director,

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2009; and

•	AGAINST the stockholder proposal requesting an amendment to our EEO Policy.

If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	Delivering to our Secretary a written revocation notice with a date later than the date of the proxy;

•	Signing and delivering to our Secretary a later-dated proxy relating to the same shares; or

•	Attending the meeting and voting in person. Please note that simply attending the meeting is not sufficient to revoke your proxy. To change or revoke your vote, you must submit a new proxy card or a written revocation at the meeting.

The proxy holders will vote all properly submitted proxies that are not revoked.

How can I attend the meeting?

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. MDT. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Who pays for the cost of proxy preparation and solicitation?

We are soliciting proxies by mail, and we will pay the costs of soliciting these proxies. Our directors, executive officers and employees also may solicit proxies personally, by telephone or by mail. We may distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of our stock. We will reimburse them for their reasonable, out-of-pocket expenses incurred in forwarding our proxy materials to our stockholders.

In an effort to reduce the costs of our 2010 Annual Meeting of Stockholders, we would like to advise you that we may solicit proxies for our 2010 Annual Meeting of Stockholders by sending stockholders a single-page notice advising stockholders that our proxy materials for our 2010 Annual Meeting of Stockholders will be available online or, if requested by the stockholder, in paper at no additional charge. This notice will also contain the date and time for the 2010 Annual Meeting of Stockholders, a list of proxy materials that will be available online, a list of each matter intended to be submitted for stockholder approval, contact information where stockholders can request paper copies of our proxy materials, information about the 2010 Annual Meeting of Stockholders and voting in person, an identification number that each stockholder will need in order to access a 2010 proxy card and instructions on how stockholders can obtain such 2010 proxy card access.

Will the proxy materials and annual report be available on the Internet?

Yes.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 19, 2009.

The proxy statement, our Annual Report to stockholders and other related proxy materials are available on the Investor Relations section of www.wnr.com. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy statement and annual report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at our corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before April 30, 2009, to facilitate delivery before the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

We currently have eight members on our Board of Directors. Our Board of Directors is divided into three classes. As of March 30, 2009, there were two class I directors (Brian J. Hogan and Scott D. Weaver), three class II directors (William D. Sanders, Ralph A. Schmidt and Jeff A. Stevens) and three class III directors (Carin M. Barth, Paul L. Foster and L. Frederick Francis). The term of each class of director is three years, with the term of one class expiring at each of our annual meetings of stockholders. The current term of office of the class I directors expires at the 2009 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee recommended to the Board of Directors that Mr. Hogan and Mr. Weaver be nominees for director at the 2009 Annual Meeting of Stockholders. Based on the Nominating and Corporate Governance Committee’s recommendations, our Board of Directors nominated both individuals for election to class I directorships at the 2009 Annual Meeting of Stockholders to serve for a three year term expiring at the Annual Meeting of Stockholders in 2012. Mr. Hogan and Mr. Weaver have consented to being named as nominees and have indicated their intention to serve if elected. Our Board of Directors has affirmatively determined that Mr. Hogan is independent under the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, and Company guidelines. Both of the nominees are currently serving as directors and a brief description of their business experience is set forth below.

Unless otherwise instructed, the proxy holders will vote for the election of Mr. Hogan and Mr. Weaver. If for any reason any of the nominees should become unable to serve as a director prior to the annual meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board of Directors.

	Age (as of
Nominee	March 30, 2009)	Principal Occupation and Business Experience

Brian J. Hogan	47	Brian J. Hogan has served as one of our directors since January 2006. Since 1986, he has served as an officer of, and since 1990 as President of, Hogan Motor Leasing, Inc., a full-service regional truck leasing company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves on various transportation and leasing industry professional association boards and charitable organization boards.
Scott D. Weaver	50	Scott D. Weaver has served as one of our directors and as one of our executive officers since September 2005. From 2000 to August 2005, he served as the Chief Financial Officer, Treasurer and Secretary of one of our affiliates. In September 2005, he resigned as Chief Financial Officer and Treasurer and became our Chief Administrative Officer. In November 2005, he resigned as Secretary and became our Assistant Secretary. In December 2007, he resigned as Chief Administrative Officer and became a Vice President. Mr. Weaver currently serves on the board of directors of Encore Wire Corporation, a publicly-traded copper wire manufacturing company, and on the board of directors of WIG Holdings, Inc.

The Board of Directors unanimously recommends a vote FOR its nominees for director.

Other Directors

Our other directors whose terms will continue after the annual meeting are listed below:

	Age as of
Name	March 30, 2009	Position	Class(1)

William D. Sanders	67	Director	II
			2010
Ralph A. Schmidt	62	Director	II
			2010
Jeff A. Stevens	45	Director, President and Chief Operating Officer	II
			2010
Carin M. Barth	46	Director	III
			2011
Paul L. Foster	51	Director, Chief Executive Officer	III
			2011
L. Frederick Francis	52	Director	III
			2011

(1)	Each director’s term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

William D. Sanders has served as one of our directors since February 2007. Mr. Sanders is a founder and the Chairman of Verde Realty. Verde is a diversified real estate investment trust focused on the U.S.-Mexico border region. Additionally, he is a trustee of Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate, initially in the downtown El Paso, Texas area. Before founding Verde, Mr. Sanders was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE-listed companies. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees.

Ralph A. Schmidt has served as one of our directors since February 2006. He joined one of our affiliates in July 2001 as Vice President — Refining and became our Chief Operating Officer in September 2005, a position he held until his retirement in August 2006.

Jeff A. Stevens has served as one of our directors and as our Executive Vice President since September 2005. On April 9, 2008, Mr. Stevens was promoted to Chief Operating Officer. On February 3, 2009, Mr. Stevens assumed the additional role of President of the Company. From 2000 to September 2005, he served as Executive Vice President of one of our affiliates.

Carin M. Barth has served as one of our directors since March 2006. Ms. Barth is President of LB Capital, Inc., a firm she co-founded in 1988. Currently, Ms. Barth serves on the advisory board of Amegy Bancorporation, Inc., a wholly-owned subsidiary of Zions Bancorporation; the board of the Methodist Hospital Research Institute; and the Board of Ronald McDonald House of Houston. In February 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She has served as Chairman of the Endowment for Texas Tech University since early 2006. During 2004-2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University.

Paul L. Foster has served as Chairman of our Board of Directors and as our Chief Executive Officer since September 2005. Mr. Foster also served as our President from September 2005 until February 3, 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of our affiliates.

L. Frederick Francis has served as one of our directors since February 2006. He is Chairman of Bank of the West, an El Paso-based bank. Mr. Francis is also Chairman of Francis Properties. In addition, he serves on the Board of Regents of the Texas Tech University System, where he is past Chairman, and the Board of Directors of Sierra Medical Center/Providence Memorial Hospital, where he is also past Chairman. He also serves on the boards of many other civic and charitable organizations.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

General

Our Board of Directors meets throughout the year on a set schedule. The Board of Directors also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The non-management members of the Board of Directors regularly meet in executive sessions without management present. Ms. Barth presides at these executive sessions.

Our Board of Directors held thirteen meetings during fiscal 2008 and acted pursuant to written consents in lieu of meetings on three occasions. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board of Directors, those committees on which he or she serves and each annual meeting of stockholders. In 2008, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which such directors served. All directors attended the 2008 Annual Meeting of Stockholders.

Independent Directors

The Board of Directors has affirmatively determined that Carin M. Barth, L. Frederick Francis, Brian J. Hogan and William D. Sanders are independent under the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, and Company guidelines. In reaching that determination, the Board of Directors affirmatively determined that the individuals it considers independent have no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board of Directors based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations, and family and other relationships.

Because more than 50% of our common stock is held directly or indirectly by certain of our executive officers and directors, we have concluded that we are a “controlled company” under the New York Stock Exchange rules and regulations. As a result, we rely on an exemption from Section 303A of the New York Stock Exchange Listed Company Manual that would otherwise require us to have a majority of independent board members serving on our Board of Directors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter that may be found on our website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all stockholders by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at our corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. All of the members of each of our committees are independent directors as required by the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, and Company guidelines. The following table shows the committees on which each director serves:

Nominating and
Director	Audit	Compensation	Governance

Scott D. Weaver
Brian J. Hogan	X	X	C
Jeff A. Stevens
Ralph A. Schmidt
William D. Sanders		X	X
Paul L. Foster
L. Frederick Francis	X	C	X
Carin M. Barth	C	X	X

C — Chairperson
X — Member

Audit Committee.  The Audit Committee met ten times, either in person or by telephone, in 2008. Among other responsibilities, the Audit Committee:

•	Directly hires and replaces the independent auditors as appropriate;

•	Evaluates the performance of, independence of, and pre-approves the services provided by, the independent auditors;

•	Discusses our accounting principles and financial reporting procedures with management, our internal auditors and our independent auditors;

•	Reviews with management, our internal auditors and our independent auditors our annual and quarterly financial statements and recommends to the Board of Directors whether the annual financial statements should be included in our annual report;

•	Oversees the internal auditing functions, processes and controls and compliance by the Company with certain legal and regulatory requirements;

•	Established procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters; and

•	Prepares the Audit Committee report required by the rules of the Securities and Exchange Commission.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, our internal auditors and management. Our Board of Directors has determined that Ms. Barth is an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission.

Compensation Committee.  The Compensation Committee met seven times, either in person or by telephone, in 2008. Among other responsibilities, the Compensation Committee:

•	Reviews and approves our compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board of Directors approval;

•	Evaluates the performance of the executive officers of the Company;

•	Reviews and approves all compensation for our CEO and each of our executive officers;

•	Reviews and makes recommendations to the Board of Directors with respect to the compensation of non-employee directors;

•	Developed a succession plan for the CEO and, in consultation with the CEO, periodically reviews the succession planning for the other executive officers; and

•	Reviews and discusses our Compensation Discussion and Analysis (the “CD&A”) with management and makes a recommendation to the Board of Directors as to its inclusion in the proxy statement.

The Section 162(m) Compensation Subcommittee (“162(m) Subcommittee”) formed by the Compensation Committee on March 28, 2006, met one time, either in person or by telephone, in 2008. This 162(m) Subcommittee was formed to establish, administer and certify attainment of performance goals in order to comply with Section 162(m) of the Internal Revenue Code (“IRC”) of 1986, as amended, and to grant performance-based awards under the Western Refining Long-Term Incentive Plan, due to the fact that, on March 28, 2006, one of our independent directors could not affirmatively be determined to be an outside director as defined by Section 162(m) of the Internal Revenue Code (“IRC”). On March 19, 2008, the Compensation Committee affirmatively determined that, as of and at all times since December 31, 2007, such director was and is an outside director under Section 162(m) of the IRC. As a result, the Compensation Committee dissolved the 162(m) Subcommittee on March 19, 2008. Until its dissolution on March 19, 2008, the 162(m) Subcommittee was composed of Ms. Barth and Mr. Hogan.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met four times, either in person or by telephone, in 2008. Among other responsibilities, the Nominating and Corporate Governance Committee:

•	Identifies individuals believed to be qualified to become members of our Board of Directors and recommends to the Board of Directors the nominees to stand for election as directors at the annual meeting of stockholders, or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Makes recommendations to the Board of Directors as to changes that the Nominating and Corporate Governance Committee believes to be desirable to the size of the Board of Directors and any committee of the Board of Directors and to the types of committees of the Board of Directors;

•	Makes recommendations to the Board of Directors regarding the composition of the committees of the Board of Directors;

•	Makes recommendations to the Board of Directors as to determinations of director independence;

•	Adopted and reviews policies and procedures regarding the consideration of candidates recommended by stockholders;

•	Developed and recommended to the Board of Directors a set of corporate governance guidelines and codes of ethics, and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board of Directors and its committees in their annual self-evaluation procedures.

The Nominating and Corporate Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the committee determines the needs of the Board of Directors. Qualifications for consideration as a Board of Director nominee varies according to the particular areas of expertise being sought as a complement to the existing Board of Directors composition. At a minimum, however, candidates must satisfy the following criteria:

•	Business and/or professional knowledge and experience applicable to our business and the goals and perspectives of our stockholders;

•	Be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	Have good common sense and judgment;

•	Have a positive record of accomplishment in present and prior positions;

•	Have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	Have the time, energy, interest and willingness to become involved in our business and our future.

The Nominating and Corporate Governance Committee will consider nominees recommended by a stockholder who is entitled to vote at a meeting of stockholders called for the election of directors. Nominations made by a stockholder must be made by giving notice in writing to our Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of stockholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of our capital stock that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director if elected. Such stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the name and address, as they appear in our stock records, of such stockholder; (ii) the class and number of shares of our capital stock that are then beneficially owned by such stockholder; (iii) a description of all arrangements or understandings between such stockholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such stockholder; and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by our officers or directors or by a stockholder.

CORPORATE GOVERNANCE GUIDELINES

We have adopted a set of corporate governance guidelines. A copy of the corporate governance guidelines may be found on our website at www.wnr.com. In addition, paper copies of the corporate governance guidelines are available to all stockholders free of charge by calling (915) 534-1400 or by writing to: Lowry

Barfield, Secretary, at our corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out our thoughts on, among other things, the following:

•	The role of our Board of Directors and management;

•	The functions of our Board of Directors and its committees and the expectations we have for our directors;

•	The selection of directors, the Chairman of the Board of Directors, and the chief executive officer;

•	Election terms, retirement of directors, and management succession;

•	Compensation of directors; and

•	Evaluating director performance.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, executives and employees and a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These Codes are posted on our website at www.wnr.com. In addition, paper copies of these Codes are available to all stockholders free of charge by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at our corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Within the time period required by the Securities and Exchange Commission and the New York Stock Exchange, we will post on our website (www.wnr.com) any amendments to these Codes and any waiver applicable to any of our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our Board of Directors has established a process for interested parties to communicate with our Board of Directors including the non-management members of our Board of Directors. Any interested party wishing to communicate with our Board of Directors or the non-management directors as a group should send any communication to Lowry Barfield, Secretary, Western Refining, Inc., 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to our business or affairs or the functioning or constitution of the full Board of Directors or any of our committees, relates to routine or insignificant matters that do not warrant the attention of our directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to our directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of our committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with our policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

2008 DIRECTOR COMPENSATION

The following table summarizes the compensation received by our non-employee directors in 2008. In 2008, the Board resolved to freeze the non-employee directors’ 2008 compensation at 2007 levels. As a result, in 2008, non-employee directors received an annual fee of $40,000 and an additional fee of $1,500 per Board of Directors or committee meeting attended. In addition each non-employee director also was granted shares of restricted stock in an amount equal to $60,000 (6,198 shares to each of Ms. Barth, Mr. Francis, Mr. Hogan, Mr. Sanders and Mr. Schmidt) on the date initially elected or appointed to the Board of Directors and on the date of our annual meeting of stockholders. These restricted stock awards vest ratably over three years. In addition, the Chairperson of the Audit Committee received an annual fee of $15,000 and the Chairperson of each other committee received an annual fee of $10,000. In 2008, none of our directors was granted or held any options or stock appreciation rights, and none participated in a Company pension plan or non-qualified deferred compensation plan. Our non-employee directors received the following compensation for 2008:

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Non-Qualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards (1)	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Carin M. Barth	110,500	59,612	—	—	—	—	170,112
L. Frederick Francis	102,500	59,612	—	—	—	—	162,112
Brian J. Hogan	105,500	59,612	—	—	—	—	165,112
Ralph A. Schmidt	59,500	32,895	—	—	—	—	92,395
William D. Sanders	74,500	53,425	—	—	—	—	127,925

(1)	Directors were each granted restricted stock in 2008 as provided in the summary above. The amounts shown in the table above are the amounts expensed for awards granted in 2008 and prior years pursuant to SFAS No. 123(R). For information on the assumptions used for SFAS No. 123(R) calculations, see our 2008 Annual Report on Form 10-K — Item 8, “Financial Statements and Supplementary Data” — Note 18, “Stock-based Compensation.”

Messrs. Foster, Stevens and Weaver, all of whom are officers, do not receive compensation for their service as directors. We reimburse our directors for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on our Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our executive officers are as follows (as of March 30, 2009):

	Age as of
Name	March 30, 2009	Position

Paul L. Foster	51	Chief Executive Officer
Jeff A. Stevens	45	President and Chief Operating Officer
Mark J. Smith	49	President — Refining and Marketing
Gary R. Dalke	56	Chief Financial Officer
William R. Jewell	54	Chief Accounting Officer
Lowry Barfield	51	Senior Vice President — Legal, General Counsel and Secretary
Mark B. Cox	50	Senior Vice President — Treasurer, Director of Investors Relations
Scott D. Weaver	50	Vice President and Assistant Secretary

See “Other Directors” for the biographies of Mr. Foster and Mr. Stevens and “Nominees” for the biography of Mr. Weaver.

Mark J. Smith has served as our Executive Vice President — Refining since August 2006. On February 3, 2009, Mr. Smith was promoted to President — Refining and Marketing of the Company. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.

Gary R. Dalke has served as our Chief Financial Officer since August 2005. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of our affiliates. From September 2005 to June 2007, Mr. Dalke also served as our Treasurer.

William R. Jewell has served as our Chief Accounting Officer since July 2007. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.

Lowry Barfield served as our primary outside counsel from 1999 until November 2005 when he joined us as Vice President — Legal, General Counsel and Secretary. In 2007, Mr. Barfield was promoted to Senior Vice President — Legal. From September 2004 to November 2005, Mr. Barfield ran his own firm, Barfield Law, based in Miami, Florida. From April 2003 to August 2004, Mr. Barfield practiced law at Robins, Kaplan, Miller & Ciresi L.L.P.

Mark B. Cox has served as our Senior Vice President — Treasurer, Director of Investor Relations since June 2007. He joined us from Giant Industries, Inc. (“Giant”), a refining company we acquired in 2007. Mr. Cox joined Giant in 1994 and thereafter served in various positions including Vice President, Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements and Objectives

The objectives of our executive officer compensation are to attract and retain nationally-recognized, highly-qualified executive officers to manage and lead our Company and to do so in a way that meaningfully aligns the interests of our executive officers with the interests of our stockholders. We compensate our executive officers with a combination of base salary, cash bonus and equity compensation which is designed to be competitive with comparable employers and structured to align their compensation with the interests of our stockholders. We do not have any specific stock ownership or guidelines for our executive officers.

Compensation Reward Goals

Our compensation program is designed to fairly compensate our executive officers and to provide incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals which advance the interests of the Company.

Compensation Process

The base salaries, cash bonuses and equity compensation awarded to our executive officers for 2008 were awarded by the Compensation Committee, in its discretion, based largely upon what the Compensation Committee thought was necessary for us to meet some of the objectives outlined above. With respect to bonus compensation paid to our executive officers, the Compensation Committee also considered the success of the Company and the efforts and actions taken by the executive officers that the Compensation Committee believes benefited the Company during 2008, as well as discussions with our Chief Executive Officer, Mr. Foster, and our President and Chief Operating Officer, Mr. Stevens, regarding 2008 compensation for executive officers.

Base Salaries

The 2008 base salaries of our executive officers are designed to provide a level of assured cash compensation to our executive officers based primarily upon job responsibilities, individual experience, professional status and accomplishments of each executive officer. While the Compensation Committee did not formally benchmark its 2008 base salary amounts against a peer or survey group and did not utilize compensation consultants to provide an analysis of these amounts, the Compensation Committee did conduct meetings with our Chief Executive Officer, Mr. Foster, and our President and Chief Operating Officer, Mr. Stevens, as appropriate, to discuss the appropriate 2008 base salary amounts for the executive officers other than Mr. Foster and Mr. Stevens. Mr. Foster also conducted similar meetings with the Compensation Committee, as appropriate, regarding Mr. Stevens’ 2008 base salary compensation. These meetings were designed to ensure a full and candid discussion between management and the Compensation Committee. In addition, the Compensation Committee reviewed work performed by the compensation consulting firm of Pearl

Meyer & Partners (“Pearl Meyer”), which the Compensation Committee retained in November 2006 to provide the Compensation Committee with an analysis of our executive officer compensation, competitive data and associated recommendations regarding compensation levels and equity vehicles most appropriate to the objectives and goals outlined above. Pearl Meyer identified and utilized a selected peer group1, a private executive survey and a private general executive compensation database to assist it in providing our Compensation Committee with this compensation analysis. In August 2007, the Compensation Committee retained Pearl Meyer to update this report for 2007, including the selected peer group2. While the Compensation Committee did not formally benchmark the 2008 base salary amounts for our executive officers against the Pearl Meyer work, the Compensation Committee noted Pearl Meyer’s conclusion that the Company’s base salaries for executive officers fell far below the median base salaries for the selected peer group. After assessing the objectives of our base salary compensation and the factors discussed above, and in light of the economic environment which was expected for 2008, the Compensation Committee concluded that the 2008 base salaries for executive officers should be determined by increasing the 2007 base salaries for executive officers by four percent.

Bonuses

In March 2008, our Compensation Committee adopted the 2008 Performance Bonus Program for Executive Officers under which the executive officers would be eligible for performance bonus compensation and discretionary bonus compensation for 2008.

For performance bonus compensation under the 2008 Performance Bonus Program for Executive Officers, the performance goals for all of our executive officers involved achieving target financial metrics in 2008 (measured in terms of EBITDA) as well as target metrics in a combination of four areas: (1) the Company’s safety record; (2) the Company’s environmental record; (3) the Company’s productivity (measured in terms of throughput); and (4) the executive’s individual performance. For purposes of the performance bonus compensation described in this section, EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, loss on early extinguishment of debt, write-off of unamortized loan fees, depreciation and amortization. Under the Program, performance bonus amounts could have ranged from zero up to an amount not to exceed 300% of each executive’s base salary. Payments of performance bonus amounts could have been made in cash, stock or a combination of both, in the discretion of the Compensation Committee. To receive this 2008 performance bonus compensation under the 2008 Performance Bonus Program for Executive Officers, the Company’s EBITDA must have been at least 75% of the Company’s budgeted EBITDA for 2008. The Company did not meet this 75% test; thus no performance bonus amounts were paid under the 2008 Performance Bonus Program for Executive Officers.

Under the 2008 Performance Bonus Program for Executive Officers, if the target metrics discussed above were not achieved, the Compensation Committee could elect to grant discretionary bonuses. For 2008, the Compensation Committee, in its discretion, elected to award discretionary bonus compensation to our executive officers. These amounts are reflected in the Summary Compensation Table in the category of “Bonus.” In determining the discretionary bonuses for our executive officers for 2008, the Compensation Committee conducted discussions with our Chief Executive Officer, Mr. Foster, and our President and Chief Operating Officer, Mr. Stevens, regarding 2008 bonus compensation for executive officers other than Mr. Foster and Mr. Stevens, and conducted discussions with our Chief Executive Officer, Mr. Foster, regarding 2008 bonus compensation for Mr. Stevens. In addition, the Compensation Committee considered the compensation objectives described above, as well as the success of the Company and the efforts and actions taken by the executive officers that benefited the Company during 2008 including the increase of our credit revolver from

1 The peer group for 2006 consisted of the following companies: 1- Valero Energy Corporation; 2- Sunoco, Inc.; 3- Hess Corp.; 4-Tesoro Petroleum Corp.; 5- Murphy Oil Corp.; 6- Frontier Oil Corp.; 7- Giant Industries, Inc.; 8- Holly Corp; 9- Delek US Holdings, Inc.; and, 10- Alon USA Energy, Inc.
2 The peer group for 2007 consisted of the following companies: 1- Valero Energy Corporation; 2- Sunoco, Inc.; 3- Hess Corp.; 4- Tesoro Petroleum Corp.; 5- Murphy Oil Corp.; 6- Frontier Oil Corp.; and 7- Holly Corp.

$500 to $800 million, the officers’ foresight in renegotiating the financial covenants in our credit facilities, the approximately sixty-five percent (65%) reduction in injury rates at our facilities, the approximately twenty percent (20%) reduction in environmental incidents at our facilities, improvements to operations and units at our facilities, centralization of our wholesale operations, management of costs at our retail locations, and other factors. Despite these achievements, in light of current economic conditions, the Compensation Committee elected not to pay our executive officers a bonus commensurate with the bonuses paid to our executive officers for 2007 performance. Instead, the Compensation Committee established a “Performance Percentage” of seventy-one percent (71%) determined by measuring the Company’s actual Adjusted EBIDTA in 2008 as a percentage of the Company’s Adjusted EBIDTA budget for that year. For purposes of the Performance Percentage calculation described in this section, Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, loss on early extinguishment of debt, write-off of unamortized loan fees, depreciation, amortization, maintenance turnaround expense and non-cash lower of cost or market inventory adjustments. Based on this Performance Percentage, the Compensation Committee determined that each executive officer would receive a bonus of seventy-one percent (71%) of his salary, and that such seventy-one percent (71%) bonus would be paid through a combination of cash and restricted stock grants. Of this seventy-one percent (71%) bonus amount, the Compensation Committee determined that twenty-one percent (21%) would be paid in restricted stock that vests in equal installments over a period of three years and the remaining amount would be paid to the executive officers in cash. The amount to be paid in restricted stock was multiplied by 150% due to the extended vesting period of three years from the date of grant. The Compensation Committee elected to pay such bonus amount through a combination of cash and restricted stock grants consistent with the financial performance of our Company, as well as in an effort to preserve cash and to further align the interests of our executive officers with the interests of our stockholders. All bonus amounts were significantly less than the maximum amount allowed under the 2008 Performance Bonus Program for Executive Officers. The cash bonuses are included under the “Bonus” heading in the Summary Compensation Table on page 19 of this statement. Under the Securities and Exchange Commission compensation disclosure rules, the restricted stock awards will be included in the table for fiscal year 2009.

Equity Compensation for 2007 Performance

We award equity compensation in an effort to ensure the long term financial rewards for our executive officers are aligned with our stockholders. Historically, all of our equity awards have been in the form of restricted stock which vests over a multiple year time frame. In 2008, we made equity awards to all of our executive officers as compensation for the executive officers’ 2007 performance. As with our other forms of compensation, these awards were not determined objectively. Instead, these amounts were determined by the 162(m) Subcommittee based upon the overall financial success of our Company and the achievement of performance goals set by our 162(m) Subcommittee including achievement of a defined number of points based on the Company’s 2007 safety performance, environmental performance and the relationship of 2007 Adjusted EBITDA to the Company’s 2007 budgeted Adjusted EBITDA. For a description of how Adjusted EBITDA was calculated, see “Item 6. Selected Financial and Operating Data” in our Annual Report on Form 10-K for the year ended December 31, 2007.

Termination Payments

All of our current Named Executive Officers have employment agreements with the Company. If one of these Named Executive Officers’ employment is involuntarily terminated without cause, the Named Executive Officer will be entitled to severance in an amount equal to two times the executive officer’s annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary. If such involuntary termination occurs during a change of control period, this severance amount will be paid to Messrs. Smith, Dalke and Cox in a lump sum and its calculation will include bonuses received by the officer. In addition to severance payment(s), the Named Executive Officer may be entitled to continue participating in certain employee benefit plans for a period of up to two years. We determined the termination payment amounts applicable under these employment agreements by reviewing termination payment amounts awarded by other publicly-traded companies and reducing such termination payment amounts. Two of our executive officers, Mr. Foster and Mr. Stevens, amended their employment contracts in December 2006 to provide that upon termination during a change of control period, they will be paid through the end of their contracts but will receive no further additional or extraordinary compensation.

We think these contracts and termination payments, as outlined above, are necessary for us to attract and retain executive officers nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company.

The above description of the Employment Agreements does not purport to be a complete statement of the parties’ rights and obligations thereunder. The above statements are qualified in their entirety by reference to the Employment Agreements, which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board of Directors on executive compensation shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate it by reference into any filing.

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

L. Frederick Francis, Chairperson
Carin M. Barth
Brian J. Hogan
William D. Sanders

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated officers other than the Chief Executive Officer and the Chief Financial Officer for services rendered in all capacities to the Company and its subsidiaries. We refer to these five officers as the “Named Executive Officers.” None of our officers have been granted or hold any options or SARs and none participate in a pension plan or a non-qualified deferred compensation plan.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards (1)	Compensation (2)	Compensation (3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Paul L. Foster	2008	726,840	363,420	260,422	—	36,838	1,387,520
Chief Executive Officer	2007	698,885	—	48,631	—	34,454	781,970
	2006	675,000	—	—	675,000	34,083	1,384,083
Gary R. Dalke	2008	349,442	174,721	542,920	—	34,091	1,101,174
Chief Financial Officer	2007	330,289	—	2,148,148	331,000	33,616	2,843,053
	2006	275,000	—	1,999,455	302,500	33,271	2,610,226
Jeff A. Stevens	2008	565,320	282,660	202,875	—	27,910	1,078,765
President and Chief Operating Officer	2007	543,577	—	38,127	—	37,294	618,998
	2006	525,000	—	—	525,000	27,601	1,077,601
Mark J. Smith	2008	376,880	188,440	306,465	—	31,956	903,741
President — Refining & Marketing	2007	362,385	—	234,986	363,000	23,396	983,767
	2006	114,423	—	71,681	154,423	3,000	343,527
Mark B. Cox	2008	269,281	134,640	421,025	—	31,486	856,432
Senior Vice President-Treasurer, Director of	2007	152,885	—	197,711	—	44,115	394,711
Investor Relations	2006	—	—	—	—	—	—

(1)	The amounts shown for all executive officers are the amounts expensed for their awards in 2006, 2007 and 2008 pursuant to Statement of Financial Accounting Standards No. 123(R) “Share-based Payment” (“SFAS No. 123(R)”). For information on the assumptions used for SFAS No. 123(R) calculations, see our 2008 Annual Report on Form 10-K — Item 8, “Financial Statements and Supplementary Data” — Note 18, “Stock-based Compensation.”

(2)	See the “Grants of Plan-Based Awards” table for more information on these awards.

(3)	The following is the detail of all other compensation:

			Company
			401(k) Plan	Life
		Car Allowance	Contribution	Insurance	Club Dues	Total
Name	Year	($)	($)	($)	($)	($)

Paul L. Foster	2008	9,000	18,400	510	8,928	36,838
Gary R. Dalke	2008	9,000	18,400	510	6,181	34,091
Jeff A. Stevens	2008	9,000	18,400	510	—	27,910
Mark J. Smith	2008	9,000	18,400	510	4,046	31,956
Mark B. Cox	2008	7,000	18,400	510	5,576	31,486

Company officers may use the airplane operated by the Company for personal use, however, they must reimburse the Company for this use at the maximum rate allowed by the Federal Aviation Administration (“FAA”) regulations applicable to the airplane operated by the Company. The Company believes this rate is approximately equal to fair market value for this personal use. In 2008, Mr. Foster paid Western $603,324 (including excise taxes), for an aggregate of 103.3 hours of personal use of the airplane operated by Western. Thus, no amount has been included in other compensation for personal use of the airplane.

Grants of Plan-Based Awards — Fiscal 2008

											Grant
								All	All		Date
								Other	Other		Fair
								Stock	Option		Market
								Awards:	Awards:		Value
								Number	Number	Exercise	of
		Estimated Possible Payouts Under			Estimated Future			of	of	or Base	Stock
		Non-Equity Incentive Plan			Payouts Under Equity			Shares	Securities	Price of	and
		Awards(1)			Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)

Paul L. Foster	—	—	730,080	2,190,240	—	—	—	58,240	—	—	811,283
Gary R. Dalke	—	—	351,000	1,053,000	—	—	—	3,932	—	—	54,773
Jeff A. Stevens	—	—	567,840	1,703,520	—	—	—	45,298	—	—	631,001
Mark J. Smith	—	—	378,560	1,135,680	—	—	—	19,314	—	—	269,044
Mark B. Cox	—	—	275,600	826,800	—	—	—	12,882	—	—	179,446

(1)	In March 2008, our Compensation Committee adopted the 2008 Performance Bonus Program for Executive Officers under which the executive officers were eligible for incentive compensation based on the Company’s performance in the categories of safety, environmental, productivity and financial as determined by the Company’s EBITDA (see CD&A). Bonus amounts could range from zero up to an amount not to exceed 300% of each executive officer’s base salary. Thus, the targets shown here are a range of zero to 300% of each executive officer’s base salary. Payments of bonus amounts could be paid in cash, stock or a combination of both, in the discretion of the Compensation Committee. To receive the performance bonus compensation, the Company’s EBITDA must have been at least 75% of the Company’s budgeted EBITDA for 2008. The Company did not meet this 75% test; thus, no performance bonus amounts were paid under the 2008 Performance Bonus Program for Executive Officers. However, the Compensation Committee approved discretionary bonuses for 2008 in February 2009, as permitted under the 2008 Performance Bonus Program for Executive Officers. These amounts are reflected in the Summary Compensation Table in the category of Bonus.

(2)	This column represents restricted stock grants made in March 2008 with respect to bonuses for 2007 under an incentive compensation plan for 2007 similar to the plan described in item (1) above. For their 2007 performance, the Compensation Committee paid one-hundred percent of Mr. Foster’s and Mr. Stevens’ bonus in restricted stock which vests in equal increments over a three year period beginning in March 2009.

(3)	The grant date fair market value is determined as required by SFAS 123(R).

Option Exercises and Stock Vesting — Fiscal 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Paul L. Foster	—	—	2,084	29,030
Gary R. Dalke	—	—	34,943	486,756
Jeff A. Stevens	—	—	1,634	22,726
Mark J. Smith	—	—	9,433	92,153
Mark B. Cox	—	—	6,667	80,071

Outstanding Equity Awards at Fiscal 2008 Year End

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number	Market or
			Incentive					of	Payout
			Plan					Unearned	Value of
	Number	Number	Awards:			Number	Market	Shares,	Unearned
	of	of	Number of			of	Value of	Units or	Shares,
	Securities	Securities	Securities			Shares	Shares or	Other	Units or
	Underlying	Underlying	Underlying			or Units	Units of	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That	That	Rights
	Options	Options	Unearned	Exercise	Option	That Have	Have Not	Have Not	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)	(#)	($)

Paul L. Foster	—	—	—	—	—	62,406	484,271	—	—
Gary R. Dalke	—	—	—	—	—	5,665	43,960	—	—
Jeff A. Stevens	—	—	—	—	—	48,564	376,857	—	—
Mark J. Smith	—	—	—	—	—	29,848	231,620	—	—
Mark B. Cox	—	—	—	—	—	26,215	203,428	—	—

(1)	Mr. Foster was granted 6,250 shares in 2007, one-third of which vested in each of 2008 and 2009, with the remainder to vest on March 26, 2010. Mr. Foster was granted an additional 58,240 shares in 2008, one-third of which vested on March 26, 2009, with the remainder to vest in equal installments on March 26, 2010 and March 28, 2011. Mr. Dalke was granted 2,600 shares in 2007, one-third of which vested in each of 2008 and 2009, with the remainder to vest on March 26, 2010. Mr. Dalke was granted an additional 3,932 shares in 2008, one-third of which vested on March 26, 2009, with the remainder to vest in equal installments on March 26, 2010 and March 28, 2011. Mr. Stevens was granted 4,900 shares in 2007, one-third of which vested in each of 2008 and 2009, with the remainder to vest on March 26, 2010. Mr. Stevens was granted an additional 45,298 shares in 2008, one-third of which vested on March 26, 2009, with the remainder to vest in equal installments on March 26, 2010 and March 28, 2011. Mr. Smith was granted 25,000 shares in 2006, one-third of which vested in each of 2007 and 2008, with the remainder to vest on August 28, 2009. Mr. Smith was granted an additional 3,300 shares in 2007, one-third of which vested in each of 2008 and 2009, with the remainder to vest on March 26, 2010. Mr. Smith was also granted 19,314 shares in 2008 one-third of which vested on March 26, 2009, with the remainder to vest in equal installments on March 26, 2010 and March 28, 2011. Mr. Cox was granted 20,000 shares in 2007, one-third of which vested in 2008, with the remainder to vest in equal installments on June 25, 2009 and 2010. Mr. Cox was granted an additional 12,882 shares in 2008, one-third of which vested on March 26, 2009, with the remainder to vest in equal installments on March 26, 2010 and March 28, 2011.

Non-Qualified Deferred Compensation and Pension Benefits

None of the executive officers received any non-qualified deferred compensation or is covered by a pension plan. Thus, the tables relating to this type of compensation are not included.

Termination and Change of Control Protection

We have employment agreements with Mr. Smith, Mr. Dalke and Mr. Cox which cover payments in the case of involuntary termination and termination related to a change of control. If one of these individuals’ employment is involuntarily terminated without cause, the employee will be entitled to severance in an amount equal to two times the employee’s annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary. In addition to severance payments, the employee will be entitled to continue participating in certain employee benefit plans for a period of up to two years. If such involuntary termination occurs during a change of control period (as defined in the relevant employment agreements and amendments thereto), this severance amount will be paid in a lump sum and its calculation will include bonuses received by the officer and unvested stock awards will become immediately vested. The employment agreements do not provide for any gross up to cover any applicable excise or income tax that may be incurred due to the severance payment. The employment agreements are for three-year terms and will be automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The executives are subject to a non-compete under the terms of the employment agreements for a period of two years following the date of termination, and are also subject to confidentiality obligations.

We also have similar employment agreements with Mr. Foster and Mr. Stevens. In 2006, these agreements were amended to delete the provisions for a termination that occurs during a change of control period. Thus, Mr. Foster and Mr. Stevens will only receive payments in the case of an involuntary termination without cause, regardless of whether such termination occurs during a change of control period. The payments will be equal to two times the employee’s annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of the employee’s annual base salary. In addition to severance payments, Mr. Foster and Mr. Stevens will be entitled to continue participating in certain employee benefit plans for a period of up to two years.

Assuming a termination occurred at December 31, 2008, the following severance payments would be applicable for each Named Executive Officer listed.

Involuntary Termination (Outside of Change of Control Period)

			Non-Vested
		Value of	Restricted
		Employee	Stock Subject
	Severance	Benefits to be	to Vesting
	Payment	Continued	Acceleration
Name	($)	($)	(# of shares)

Paul L. Foster	1,460,160	11,987	—
Gary R. Dalke	702,000	19,649	—
Jeff A. Stevens	1,135,680	19,649	—
Mark J. Smith	757,120	19,649	—
Mark B. Cox	551,200	19,649	—

Involuntary Termination (Within Change of Control Period)

			Non-Vested
		Value of	Restricted
		Employee	Stock Subject
	Severance	Benefits to be	to Vesting
	Payment	Continued	Acceleration
Name	($)	($)	(# of shares)

Paul L. Foster	1,460,160	11,987	—
Gary R. Dalke	1,051,442	19,649	5,665
Jeff A. Stevens	1,135,680	19,649	—
Mark J. Smith	1,134,000	19,649	29,848
Mark B. Cox	820,480	19,649	26,215

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2009, by:

•	each director and nominee for director;

•	each executive officer named in the summary compensation table;

•	each person known by us to beneficially own more than 5% of our outstanding common stock; and

•	all of our executive officers and directors as a group.

The number of shares and percentage of beneficial ownership set forth below are based on 68,561,554 shares of our common stock issued and outstanding as of March 30, 2009. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

	Amount and Nature of
Name	Beneficial Ownership	Percent of Class

Paul L. Foster(1)	28,383,773	41.4%
Jeff A. Stevens(2)	5,163,711	7.5%
Ralph A. Schmidt(3)	1,464,756	2.1%
Scott D. Weaver(4)	1,552,090	2.3%
Gary R. Dalke(5)	191,380	0.3%
Mark J. Smith(6)	49,793	0.1%
Mark B. Cox(7)	40,818	0.1%
Carin M. Barth(8)	26,061	—
L. Frederick Francis(9)	125,198	0.2%
Brian J. Hogan(10)	33,724	—
William D. Sanders(11)	9,965	—
All directors and officers as a group (13 persons)	37,112,239	54.1%
Other 5% or more stockholders:
FMILP(12)	19,277,914	28.1%
WRCRC(13)	807,302	1.2%
Total shares outstanding as of March 30, 2009 (not including treasury shares)	68,561,554	100%

(1)	Of the shares indicated as beneficially owned by Mr. Foster, 785,314 shares are beneficially owned by WRC Refining Company (“WRCRC”), in which Mr. Foster holds a 97.3% interest, 19,277,914 are beneficially owned by Franklin Mountain Investments Limited Partnership (“FMILP”) in which Mr. Foster holds an 89.6% interest and 59,630 are restricted shares that will vest over three years from the date of grant and over which Mr. Foster has sole voting power. Mr. Foster is the controlling stockholder and Chief Executive Officer of WRCRC and the sole stockholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, may be deemed to have dispositive power over the shares owned by WRCRC and FMILP. Mr. Foster is a party to a voting agreement, as amended and restated on March 19, 2009, or the “Voting Agreement,” with WRCRC, FMILP, Jeff A. Stevens, Ralph A. Schmidt and Scott D. Weaver pursuant to which he has the power, as of March 19, 2009, to vote 36,336,600 shares of the Company held by such parties until the earlier of his death or incapacity, or on August 2, 2017. Mr. Foster hereby disclaims the beneficial ownership of the shares of the Company that are subject to the Voting Agreement and held by Messrs. Stevens, Schmidt and Weaver, as well as the shares corresponding to their interests in WRCRC.

(2)	Of the shares indicated as beneficially owned by Mr. Stevens, 14,134 shares are beneficially owned by WRCRC in which Mr. Stevens holds a 1.8% interest and 46,392 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Stevens has sole voting power. Of the remaining 5,103,185 shares beneficially owned by Mr. Stevens, Mr. Stevens has sole voting and sole dispositive power over 18,367 shares and Mr. Stevens has sole dispositive power and Paul L. Foster has sole voting power over 5,084,818 shares pursuant to the Voting Agreement.

(3)	Of the shares indicated as beneficially owned by Mr. Schmidt, 3,927 shares are beneficially owned by WRCRC, in which Mr. Schmidt holds a 0.5% interest, and 6,703 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Schmidt has sole voting power. Of the remaining 1,454,126 shares beneficially owned by Mr. Schmidt, Mr. Schmidt has sole voting and sole dispositive power over 6,010 shares and Mr. Schmidt has sole dispositive power and Paul L. Foster has sole voting power pursuant to the Voting Agreement over 1,448,116 shares.

(4)	Of the shares indicated as beneficially owned by Mr. Weaver, 3,927 shares are beneficially owned by WRCRC, in which Mr. Weaver holds a 0.5% interest and 28,206 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Weaver has sole voting power. Of the remaining 1,519,957 shares beneficially owned by Mr. Weaver, Mr. Weaver has sole voting and sole dispositive power over 11,841 shares; Mr. Weaver has sole dispositive power and Paul L. Foster has sole voting power over 1,508,116 shares pursuant to the Voting Agreement.

(5)	Of the shares indicated as beneficially owned by Mr. Dalke, 12,487 are restricted shares that vest over three years from the date of grant.

(6)	Of the shares indicated as beneficially owned by Mr. Smith, 32,017 are restricted shares that vest over three years following the date of grant.

(7)	Of the shares indicated as beneficially owned by Mr. Cox, 28,857 are restricted shares that vest over three years from the date of grant.

(8)	Of the shares indicated as beneficially owned by Ms. Barth, 7,476 are restricted shares that vest over three years following the date of grant and 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(9)	Of the shares indicated as beneficially owned by Mr. Francis, 7,476 are restricted shares that vest over three years following the date of grant. Mr. Francis holds 116,115 of his unrestricted shares in a brokerage account, which is subject to standard margin terms. The shares secure his obligations under such account. As of March 30, 2009, Mr. Francis did not owe any monies in this margin account.

(10)	Of the shares indicated as beneficially owned by Mr. Hogan, 7,476 are restricted shares that vest over three years following the date of grant, and 1,500 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian.

(11)	Of the shares beneficially owned by Mr. Sanders, 7,453 are restricted shares that vest over three years following the date of grant.

(12)	Of the shares indicated as beneficially owned by FMILP, FMILP has shared dispositive power over all of the shares. Paul L. Foster holds an 89.6% interest in FMILP and is the sole stockholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, Paul L. Foster may be deemed to have dispositive power over all of its shares. Pursuant to the Voting Agreement, Mr. Foster has sole voting power over all of the shares beneficially held by FMILP.

(13)	Of the shares indicated as beneficially owned by WRCRC, WRCRC has shared dispositive power over all of the shares. Paul L. Foster holds a 97.3% interest in WRCRC and is the President, controlling stockholder and Chief Executive Officer of WRCRC and as such, may be deemed to have dispositive power over all of its shares. Pursuant to the Voting Agreement, Mr. Foster has sole voting power over the shares beneficially held by WRCRC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the Board of Directors or on the Compensation Committee of any entity that has any executive officers serving on our Compensation Committee. No interlock relationships exist between our Board of Directors or the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for the Review and Approval of Related-Person Transactions

Our Board of Directors has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the Securities and Exchange Commission. This requirement is set forth in our Audit Committee charter (which can be accessed on our website at www.wnr.com). Our Senior Vice President — Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether we or a related-person has a direct or indirect material interest in the transaction. As required under Securities and Exchange Commission rules, transactions that are determined to be directly or indirectly material to us or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions.

Aircraft Lease

On October 3, 2006, we entered into a non-exclusive aircraft lease with an entity controlled by our major stockholder. The lease may be terminated at any time. The hourly rental payment is $1,775 per flight hour and we are responsible for all operating and maintenance costs of the aircraft. Personal use of the aircraft by certain of our officers is permitted, provided that they reimburse us for such use at the highest rate allowed by the FAA for a non-charter operator. Furthermore, we have a policy requiring that the officers deposit in advance of any personal use of the aircraft an amount equal to three months of anticipated expenses for the use of the aircraft. We believe that we lease the aircraft on terms no less favorable to us than would be obtained from an unaffiliated third party.

The following table summarizes the total costs incurred for the lease of the aircraft for 2008:

Year Ended
December 31,
2008

Lease payments	$600,762
Operating and maintenance expenses	1,312,532
Reimbursed by officers	(560,490)

Total costs	$1,352,804

Product Sales to and Agreements with Transmountain Oil Company, L.C.

We sell refined products to Transmountain Oil Company, L.C. (“Transmountain”), a distributor in the El Paso area. An entity owned by Mr. Foster, Mr. Stevens, Mr. Weaver and Mr. Schmidt acquired a 61.1% interest in Transmountain on June 30, 2004, and acquired the remaining interest on February 29, 2008. On November 18, 2008, Transmountain was sold to another entity and is no longer an entity related to the Company. All accounts receivables were assumed by the third party on that date. Sales to Transmountain for the period January 1 through November 18, 2008, totaled $80.9 million.

On March 1, 2008, a wholly-owned subsidiary of the Company, Western Refining Company, L.P. (“Western LP”), entered into two separate Wholesale Marketer Agreements with Transmountain. The first such agreement provides for the sale of Shell Oil Products US-branded gasoline and Western ultra-low sulfur diesel (“ULSD”) by Western LP to Transmountain for sale by Transmountain in Transmountain’s Shell-branded stores. This agreement expires February 28, 2018, unless terminated or extended in accordance with its terms. The payment terms under this agreement are based on market-based prices and contain minimum volumes which must be purchased by Transmountain. The other agreement provides for the sale of Western gasoline and Western ULSD by Western LP to Transmountain for sale by Transmountain in Transmountain’s Western-branded stores. This agreement also provides for the use and branding of the “Western” name by Transmountain in Transmountain’s Western-branded stores. This agreement expires February 28, 2018, unless terminated or extended in accordance with its terms. The payment terms under this agreement are based on market-based prices and contain minimum volumes which must be purchased by Transmountain. On November 18, 2008, we entered into amended Wholesale Marketer Agreements with Transmountain modifying the two agreements described above. As with the original Wholesale Marketer Agreements, the first amended Wholesale Marketer Agreement provides for the sale of Shell Oil Products US-branded gasoline and Western ultra-low sulfur diesel (“ULSD”) by Western LP to Transmountain for sale by Transmountain in Transmountain’s Shell-branded stores. The second amended Wholesale Marketer Agreement provides for the sale of Western gasoline and Western ULSD by Western LP to Transmountain for sale by Transmountain in Transmountain’s Western-branded stores, as well as the use and branding of the “Western” name by Transmountain in Transmountain’s Western-branded stores. Both agreements expire February 29, 2018, unless terminated or extended in accordance with their terms. The payment terms under these agreements are based on market-based prices and contain minimum volumes which must be purchased by Transmountain.

Lease with Transmountain Oil Company, L.C.

We entered into a lease agreement with Transmountain, pursuant to which Transmountain leased certain office space from us at a market-based rate. The lease commenced on December 1, 2005, for a period of ten years and contained two five-year renewal options. The monthly base rental started at $6,800, subject to adjustment at the end of the first five-year period based upon the change in the Consumer Price Index. Rental payments received from Transmountain were $81,600 for the twelve months ended December 31, 2008. This lease was terminated and the premises vacated on March 19, 2009.

Acquisition of Wholesale Assets of Transmountain Oil Company, L.C.

On April 9, 2008, a special committee of our Board of Directors approved an agreement under which our subsidiary, Western Refining Wholesale, Inc., would purchase the wholesale assets of Transmountain for $3,000,000 in cash. These assets included customer lists, contracts and access to certain fueling stations. The Special Committee obtained a fairness opinion in connection with this acquisition. This acquisition closed in the second quarter of 2008 and was accounted for as an asset purchase.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”), independent auditors, to audit our consolidated financial statements for 2009. We ask that you ratify the decision of the Audit Committee that Deloitte audit our consolidated financial statements for 2009.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of Deloitte as our independent auditor for 2009.

The Board of Directors unanimously recommends a vote FOR
ratification of the selection of Deloitte as our independent auditors for 2009.

The audit committee has approved all services to be provided by Deloitte. Deloitte has advised us that it will have a representative available at the 2009 Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.

Change in Principal Accounting Firm

On March 21, 2008, the Audit Committee approved a change in our independent auditors and dismissed Ernst & Young LLP (“E&Y”). On March 21, 2008, the Audit Committee appointed Deloitte to serve as our independent auditors (effective March 24, 2008).

The audit reports of E&Y on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph relating to the Company’s adoption of (1) Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” and (2) Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

During the years ended December 31, 2007 and 2006 and through March 21, 2008, there were (1) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that if not resolved to the satisfaction of E&Y, would have caused them to make reference to such disagreements in its reports on the Company’s financial statements for such periods, and (2) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company above. Such letter from E&Y to the Securities and Exchange Commission was filed as an exhibit to the Current Report on Form 8-K filed by the Company on March 25, 2008.

During the two most recent fiscal years and through March 21, 2008, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to any specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Deloitte provide written or oral advice to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filings made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate it by reference into any filing.

Our Audit Committee consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Under the charter approved by the Board of Directors, the Audit Committee assists the Board of Directors in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the Audit Committee charter is to provide oversight of management’s responsibility. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work.

The Audit Committee has met and held discussions separately and jointly with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, our internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the auditors’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T).

Based on the Audit Committee’s discussion with management, our internal auditors and the independent auditors, its review of the representations of management, and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Carin Barth, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services

For fiscal years 2008 and 2007, the following fees and expenses were billed to us by Deloitte and E&Y for the indicated services:

	Deloitte	E&Y
	Fiscal Year Ended	Fiscal Year Ended
	12/31/2008	12/31/2007

Audit Fees	1,816,673	3,267,214
Audit-related fees	98,670	13,273
Tax fees	—	16,694

Total Fees and Expenses	1,915,343	3,297,181

For 2008, audit fees consist of fees billed for professional services rendered for (i) the audit of our 2008 consolidated financial statements, (ii) the audit of the effectiveness of our internal control over financial reporting as of December 31, 2008, (iii) the review of our interim consolidated financial statements included in quarterly reports, and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $68,000 of reimbursed out-of-pocket expenses for fiscal year 2008. Audit-related fees and expenses consist of fees billed for our filings on Form S-3, carve-out audits relating to potential sales of certain of our assets and other non-SEC regulatory filings.

For 2007, audit fees consisted of fees billed for professional services rendered for (i) the audit of our 2007 consolidated financial statements, including procedures related to the purchase price accounting for our acquisition of Giant Industries, Inc. during 2007, (ii) the audit of the effectiveness of our internal control over financial reporting as of December 31, 2007, (iii) the review of our interim consolidated financial statements included in quarterly reports, and (iv) other services that were normally provided by E&Y in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $200,000 of reimbursed out-of-pocket expenses for fiscal year 2007. Audit-related fees consisted of fees billed for due diligence services associated with our acquisition of Giant Industries, Inc. and consultation services related to management’s assessment of the Company’s internal control over financial reporting. Tax fees consist of fees billed for customs and international trade advisory services related to crude oil purchases.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2008, all services provided by Deloitte were approved in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. To our knowledge, all required report filings by our directors and executive officers were timely made, except that, due to an inadvertent administrative error, Ms. Barth, Mr. Francis, Mr. Hogan, Mr. Sanders and Mr. Schmidt each filed his or her Form 4 relating to restricted stock grants of 6,198 common shares that occurred on May 22, 2008, three days late, on May 29, 2008, instead of by May 26, 2008.

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING AMENDMENT OF COMPANY’S EEO POLICY

The Company sets forth below a stockholder proposal and the proponent’s supporting statement. The Board of Directors and the Company accept no responsibility for the text of this proposal and supporting statement. The Board recommends that you vote against the stockholder proposal. The proposal may be voted on at the annual meeting only if properly presented by the stockholder proponent or the proponent’s qualified representative. This proposal was submitted by the New York City Employees’ Retirement System, 1 Centre

Street, New York, New York 10007, as lead proponent of a filing group which owns approximately 51,663 shares of common stock:

“Whereas: Western Refining, Inc., does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that Western Refining, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Western Refining, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board of Directors unanimously recommends a vote AGAINST the stockholder proposal requesting an amendment to our EEO Policy.

As an equal opportunity employer, the Company is committed to operating its business in full compliance with all applicable laws and regulations and providing a workplace free from discrimination and harassment of any kind. Western Refining has a zero tolerance policy for any conduct that is intended to or has the effect of creating an intimidating, hostile or offensive work environment. We hire and promote on the basis of merit and performance.

Our Code of Business Conduct and Ethics and our Personnel Reference Manual expressly prohibit discrimination, sexual harassment or other unlawful harassment based on sex, race, color, religion, national origin, age, disability or any other legally-protected category under federal, state or local law. We reinforce these provisions on an ongoing basis through periodic, mandatory training and through employee communications and workplace postings. In addition, as a federal contractor, we are required to maintain and enforce equal employment opportunity policies in certain of our workplace locations, and we have been audited by the

U.S. Department of Labor for these policies and consistently pass those audits. While we share the proponent’s interest in preventing discrimination and harassment, we do not believe that the resolution contained in the proposal is a needed addition to the Company’s existing policy.

Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

PROPOSALS OF STOCKHOLDERS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2010 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than December 17, 2009.

Stockholders intending to present a proposal at the 2010 Annual Meeting of Stockholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the record stockholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2010 annual meeting of stockholders or ten days after our Board of Directors first publishes the date of such meeting. The notice must contain the information required by our Bylaws, a copy of which is available upon request to our Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at our corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ADDITIONAL INFORMATION

The Annual Report to Stockholders of the Company for the year ended December 31, 2008, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Western Refining, Inc. will furnish a copy of its Annual Report for the year ended December 31, 2008, without exhibits, free of charge to each person who forwards a written request to the Senior Vice President — Treasurer, Director of Investor Relations, Western Refining, Inc., 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. In addition, the Annual Report for the year ended December 31, 2008, is available on the Investor Relations section of the Company’s website at www.wnr.com.

ANNUAL MEETING OF STOCKHOLDERS OF WESTERN REFINING, INC.May 19, 2009NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available on the Investor Relations section of www.wnr.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20233000000000000000 7 051909 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND AGAINST THE STOCKHOLDER PROPOSAL REQUESTING AN AMENDMENT TO OUR EQUAL EMPLOYMENT OPPORTUNITY POLICY. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑ 1. To elect TWO Class I Directors to serve a three-year term. NOMINEES FOR ELECTION AS CLASS I DIRECTORS: ☐FOR ALL NOMINEES • BRIAN J. HOGAN • SCOTT D. WEAVER ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: • To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
☐ ☐ ☐ 2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009. 3. Stockholder proposal requesting an amendment to our equal employment opportunity policy. In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director, FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors, AGAINST the Stockholder proposal requesting an amendment to our equal employment opportunity policy, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Western Refining, Inc., c/o Melissa Buhrig, 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. YOUR VOTE IS IMPORTANT TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WESTERN REFINING, INC.
123 W. MILLS AVENUE, SUITE 200 EL PASO, TEXAS 79901
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 2009
The Annual Meeting of the Stockholders of Western Refining, Inc. (the “Company”) will be held on May 19, 2009, at 9:00 a.m. MDT, at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901.
The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Paul L. Foster and Scott D. Weaver, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on May 19, 2009, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of Western Refining, Inc. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.
(Continued and to be dated and signed on the reverse side.)
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